Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-3 of Medivation, Inc. of our report dated February 12, 2007, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-KSB of Medivation, Inc. for the year ended December 31, 2006.

/s/ SingerLewak LLP
SingerLewak LLP

Los Angeles, California

May 26, 2009